ALTRIA GROUP, INC. DIRECTOR JOHN T. CASTEEN III ANNOUNCES DECISION TO RETIRE FROM BOARD OF DIRECTORS

RICHMOND, Va. (October 13, 2020) – Altria Group, Inc. (Altria) (NYSE:MO) – John T. Casteen III, a director of Altria Group, Inc. (“Altria”) since 2010, notified Altria of his decision to retire from service on its Board of Directors following the completion of his current term. Consequently, Mr. Casteen will not stand for re-election to the Board of Directors at Altria’s 2021 Annual Meeting of Shareholders, which is presently anticipated to be held on May 20, 2021.

“Altria has benefited from John’s significant contributions over the past ten years,” said Tom Farrell, Altria’s independent Board Chairman. “We thank him for his distinguished service and wish him the very best.”

Mr. Casteen is a member of the Audit, Compensation and Talent Development and Innovation Committees. Mr. Casteen became President Emeritus of the University of Virginia in August 2010 after having served as President of the University since 1990. He is both University Professor and Professor of English. Previously, Mr. Casteen served as Secretary of Education for the Commonwealth of Virginia from 1982 to 1985 and President of the University of Connecticut from 1985 to 1990. He is a director of Strategic Education, Inc. He also serves as a director of Leifur Eiríksson Foundation, Institute for Shipboard Education (Semester at Sea) and Echo360, Inc.

Altria’s Profile

Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

Altria Client Services LLC
6601 West Broad Street, Richmond, VA 23230

More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Altria Client Services
Investor Relations
(804) 484-8222

Altria Client Services
Media Affairs
(804) 484-8897

Source: Altria Group, Inc.

2